 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2020

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27446	94-3025618
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2811 Airpark Drive Santa Maria, California	93455
(Address of principal executive offices)	(Zip Code)

(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	LNDC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 21, 2020, Landec Corporation (the “Company”) entered into a Cooperation and Support Agreement (the “Cooperation Agreement”) with Legion Partners Asset Management, LLC and certain related investors (collectively, “Legion Partners”).

Pursuant to the terms of the Cooperation Agreement, the Company agreed to use its reasonable best efforts to obtain at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) the stockholder approval necessary to increase the size of the Company’s Board of Directors (the “Board”) from ten to twelve directors (the “Requisite Approval”), and to nominate Joshua E. Schechter as a candidate for election to the Board at the 2020 Annual Meeting for appointment as a Class 2 director on the Board, to serve until the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), subject to obtaining the Requisite Approval. If Mr. Schechter is elected, the Company has agreed to elect Mr. Schechter to serve on the Nominating and Corporate Governance Committee of the Board. If the Requisite Approval is not obtained at the 2020 Annual Meeting, the Cooperation Agreement will terminate.

Legion Partners shall be required, at the 2020 Annual Meeting, to vote all of their beneficially owned shares of Company common stock in favor of the election of directors nominated by the Board, against any proposals to remove such directors, against any nominees that have not been recommended by the Board, and in favor of the Requisite Approval. In addition, the Cooperation Agreement provides for certain “standstill” provisions that restrict Legion Partners, its affiliates and certain of its representatives from, among other things, engaging in any solicitation of proxies or written consents with respect to the voting securities of the Company or acquiring any securities of the Company that would result in Legion Partners having beneficial ownership of more than 15.0% of the Company’s common stock. The standstill provisions expire thirty days prior to the deadline for the submission of stockholder nominations for directors for the 2021 Annual Meeting pursuant to the Amended and Restated Bylaws of the Company, as such may be amended from time to time. The Cooperation Agreement will also automatically terminate if the Company enters into a definitive agreement for a transaction that would constitute a Change of Control (as defined in the Cooperation Agreement).

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 20, 2020, Mr. Fredrick Frank, a Director on the Board notified the Company that he will not stand for reelection to the Board at the Annual Meeting and will be retiring from the Board of Directors of the Company effective on such Annual Meeting. Mr. Frank’s retirement was not due to a disagreement with the Company.

Item 7.01. Regulation FD Disclosure

On August 24, 2020, the Company issued a press release announcing, among other things, its nominees for election to the Board at the 2020 Annual Meeting, Mr. Frank’s decision not to stand for reelection to the Board and the entry into the Cooperation Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibit.

The following exhibits are filed or furnished, as applicable, as part of this report:

Exhibit No.	Description
10.1	Cooperation and Support Agreement, dated August 21, 2020, by and between the Company, Legion Partners Asset Management, LLC and certain related investors party thereto.
99.1	Press Release, dated August 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2020

LANDEC CORPORATION

By:	/s/ Brian McLaughlin
Brian McLaughlin
Chief Financial Officer and Executive Vice President of Finance and Administration